Exhibit 10.1

April 24, 2020

Salah Gamoudi

Dear Salah:

We are pleased to extend you an offer of employment with SandRidge Energy, Inc. (“SandRidge”) as Vice President – Accounting & Finance. In this position you will report to Mike Johnson with an estimated start date of April 27, 2020.

Your initial annualized salary will be $250,000. As an employee in an exempt position, you will not be entitled to compensation for hours worked in excess of 40 hours per week. You will also be eligible for the following:

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a target annual bonus of 50 percent of your annualized salary under SandRidge’s Annual Incentive Plan (“AIP”). Any bonus payment is subject to you being employed by SandRidge in good standing on the date of payment. The decision to award a bonus is solely at the discretion of SandRidge.

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a one-time Long-Term Incentive (“LTI”) award of 300,000 units of restricted stock, to be granted as part of SandRidge’s regular LTI process, payable under and subject to the terms of the 2016 Omnibus Incentive Plan and the applicable award agreement. Currently our LTI practice consists of an equity award subject to a three-year vesting schedule and vests only if you are employed by SandRidge in good standing on the vesting date. The decision to award stock is solely at the discretion of SandRidge.

You will be eligible for the benefits of employment offered to comparable employees of SandRidge, subject to the terms of the specific benefit plan or program. You will be entitled to accrue 240 hours of Paid Time Off (“PTO”) under our existing PTO policy during each employment year. Your eligibility date for participation in the SandRidge health insurance plan will be the first day of the month following hire date.

All payments and awards are subject to your being actively employed by SandRidge in good standing on the award or payment date. Your employment with SandRidge is “at will” and as such, either you or SandRidge can terminate the employment relationship at any time, with or without cause, and with or without notice. Your “at will” employment may not be altered except in writing signed by you and approved by the Board of Directors of SandRidge (the “Board”) and no one except the Board has the authority to make any binding commitments to you regarding the terms of your employment with SandRidge. This employment offer is also contingent upon you successfully completing a pre-employment drug test, and background check. In addition, this offer letter does not guarantee any term of employment.

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 • Phone 405.429.5500, Fax 405.429.5977 • www.SandRidgeEnergy.com

Salah Gamoudi

April 24, 2020

Please note that any appointment as an officer of the company will require approval by the Board of Directors.

Through your signature below you acknowledge and understand that you are not to utilize any legally protectable proprietary information that you may have obtained from your former employers during your employment with SandRidge.

If you have any questions regarding this employment offer, please do not hesitate to contact Amy Scott at (405) 429-5838. If you agree with and accept the terms set forth in this letter, please sign this original letter and return by April 27, 2020.

We look forward to you joining the SandRidge team.

Sincerely,	Accepted by:

/s/ Carl F. Giesler, Jr.	/s/ Salah Gamoudi 4/24/2020
Carl F. Giesler, Jr.	Salah Gamoudi Date
Chief Executive Officer